Exhibit 10.21

Description of Certain Compensatory Arrangements

Executive Compensation

Varian Medical Systems, Inc. (the “Company”) does not have a written employment agreement with any of its executive officers.  The annual base salary for calendar year 2015 for each of the Company’s Principal Executive Officer, Principal Financial Officer, and certain executive officers (the “executive officers”) is as follows:

Name	Base Salary
Dow R. Wilson, President and Chief Executive Officer	$1,000,000
Elisha W. Finney, Executive Vice President, Finance and Chief Financial Officer	$616,650
Kolleen T. Kennedy, Executive Vice President and President, Oncology Systems	$603,020
Sunny S. Sanyal, Senior Vice President and President, Imaging Components Business	$496,800
John W. Kuo, Senior Vice President, General Counsel and Corporate Secretary	$462,961

On November 14, 2014, the Compensation and Management Development Committee (the “Compensation Committee”) set the performance goals for fiscal year 2015 under the Company’s Management Incentive Plan (“MIP”) for the executive officers.  For fiscal year 2015, the Compensation Committee established a pool of funds equal to one and one-quarter percent (1.25%) of the Company’s fiscal year 2015 earnings before interest and taxes (“EBIT”) results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to this group.  The Compensation Committee has discretion to pay each of these executive officers less than their corresponding share of the MIP Bonus Pool.  Such discretion shall be exercised by the Compensation Committee based on the achievement of performance goals in the following categories in fiscal year 2015 and any other factors determined by the Compensation Committee in its sole discretion:  EBIT growth, orders growth, the executive officer’s individual performance and such other factors determined by the Compensation Committee in its sole discretion.  Payment under the MIP to the executive officers may vary from $0 to the maximum of the lesser of two times their target participation level or a specified percentage of the MIP Bonus Pool based upon achievement of such performance goals.

Set forth below are payout levels for each executive officer if the target and maximum levels under the MIP are achieved:

Name	Target	Maximum (the lesser of the following)
	As a % of base salary	As a % of base salary	As a % of MIP Bonus Pool
Dow R. Wilson	120%	240%	39%
Elisha W. Finney	83%	166%	17%
Kolleen T. Kennedy	83%	166%	16%
Sunny S. Sanyal	75%	150%	12%
John W. Kuo	68%	136%	10%

These executive officers have also been extended certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program, which provides a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executive officers and covers insurance, maintenance expenses and fuel costs. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement. The Company’s Executive Car Program benefit will be discontinued effective January 1, 2015.

The Company does not permit its executive officers to use the Company’s fractionally owned aircraft for purely personal trips.  However, the Company allows and includes in an executive officer’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes. There was no spousal use of the aircraft in fiscal year 2014.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and uncapped for the Chief Executive Officer).  The Company also reimburses certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Additionally, for the benefit of the executive officers and other highly compensated individuals, the Company also provides a Company supplemental contribution match representing retirement contributions which could not be contributed to the executive officers’ qualified retirement accounts due to Internal Revenue Code limitations.

Compensation of Directors

Annual Cash Compensation. Each non-employee director receives an annual retainer of $100,000.  The Chairman of the Board receives an additional annual retainer of $100,000.  The chairs of the Ethics and Compliance Committee and the Nominating and Corporate Governance Committee also receive an additional $12,000 annual retainer for serving in these positions, the chair of the Compensation and Management Development Committee Chair receives an additional $15,000 and the chair of the Audit Committee Chair receives an additional $20,000.  Each non-employee director also receives $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference).  Non-employee directors may elect to receive cash compensation as full-value shares of the Company’s common stock, at a value equal to the fair market value of the Company’s common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under the Company’s Deferred Compensation Plan, subject to the restrictions of applicable tax laws. Directors who are employees receive no compensation for their services as directors.  All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Equity Compensation.  New non-employee directors do not receive initial equity awards, but each continuing non-employee director receives an annual grant of Deferred Stock Units having a fair market value on the date of grant of $160,000, based on the fair market value of the Company’s common stock on the date of grant (typically the date after the Company’s annual meeting of stockholders).